Exhibit 99.1

ATEC Announces Preliminary 2021 Revenue Results and 2022 Guidance

Full-year 2021 U.S. organic revenue growth of 50% to 51% driven primarily by accelerated PTP™ adoption

Fourth quarter 2021 U.S. organic revenue growth of 41% to 42%

Full-year 2022 total revenue expected to grow approximately 26% to $305 million

CARLSBAD, Calif., January 10, 2022 – Alphatec Holdings, Inc. (Nasdaq: ATEC), a provider of innovative solutions dedicated to revolutionizing the approach to spine surgery, announced today preliminary revenue results for the fourth quarter and full year ended December 31, 2021, and provided estimates for its full-year 2022 revenue guidance.

Preliminary, Unaudited Q4 and Full-Year 2021 Revenue Ranges

	Fourth Quarter Ended December 31, 2021(1)	Full Year Ended December 31, 2021(1)
U.S. Organic Revenue	$60.8M - $61.3M	$211.8M - $212.3M
EOS-Related Revenue	$12.5M - $12.8M	$29.7M - $30.0M
Revenue from Products & Services	$73.2M - $74.0M	$241.5M - $242.3M
International Supply Agreement	--	$0.9M
Total Revenue	$73.2M - $74.0M	$242.5 - $243.3M

(1)May not foot due to rounding

Preliminary, unaudited fourth quarter 2021 U.S. organic revenue grew 41% to 42% compared to the prior year period and 18% to 19% sequentially. The greatest contributor to growth in the fourth quarter was robust uptake of the PTP (Prone-TransPsoas) Approach, which, coupled with strong interest in the recently launched ALIF Standalone Interbody System, drove better-than-anticipated anterior column adoption. The integration of EOS imaging is proceeding as planned and EOS-related revenue exceeded expectations.

“Our dedication to creating clinical distinction drove significant growth in 2021,” said Pat Miles, Chairman and Chief Executive Officer. “PTP continues to gain momentum and expand the market for less invasive surgery. Additionally, the real-time, objective information that ATEC alone brings into the O.R. through SafeOp (automated SSEP and EMG) is improving surgical predictability and patient outcomes. The industry’s leading surgeons and sales professionals are increasingly recognizing ATEC as spine’s new innovator. As I look to the years ahead, I couldn’t be more excited about our ability to earn surgeons’ confidence. We’ve assembled the highest concentration of know-how in the industry and built an engine capable of fueling significant revenue growth well into the future.”

The preliminary information presented in this press release is based on the Company’s current expectations and may be adjusted as a result of, among other things, completion of customary annual audit procedures. The Company expects to announce its fourth quarter and full-year 2021 financial and operating results on Tuesday, March 1st, 2022, after the market close.

Financial Outlook for the Full-Year 2022

The Company anticipates full-year 2022 total revenue of $305 million, reflecting growth of approximately 26% compared to the full year 2021. This includes organic revenue growth of between 22% and 23% and approximately $45 million of revenue related to EOS imaging. Further detail will be provided when the Company reports fourth quarter and full-year 2021 financial results.

About ATEC

ATEC, through its wholly owned subsidiaries, Alphatec Spine, Inc., EOS imaging S.A. and SafeOp Surgical, Inc., is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction. ATEC's Organic Innovation MachineTM is focused on developing new approaches that integrate seamlessly with the Company’s expanding AlphaInformatiX Platform to better inform surgery and more safely and reproducibly achieve the goals of spine surgery. ATEC's vision is to become the Standard Bearer in Spine.  For more information, visit us at www.atecspine.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management's current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described therein. Forward-looking statements include references to the Company’s ability to create clinical distinction, compel surgeon adoption and earn market share; the Company’s planned commercial launches, product introductions and product integration; and the Company’s expectations with respect to future revenue and growth. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the uncertainty of success in developing new products or products in the Company’s pipeline; failure to achieve acceptance of the Company’s products by the surgeon community; failure to obtain FDA or other regulatory clearance or approval for new products, or unexpected or prolonged delays in the process; continuation of favorable third party reimbursement for procedures performed using the Company’s products; the Company’s ability to compete with other products and emerging new technologies; product liability exposure; patent infringement claims; changes to our financial results for the quarter and year ended December 31, 2021 due to the completion of financial closing procedures; and the impact of COVID-19 on our business and the economy.  The words “believe,” “will,” “should,” “expect,” “intend,” “estimate,” “look forward” and “anticipate,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. A further list and description of these and other factors, risks and uncertainties can be found in the Company's most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. ATEC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor/Media Contact:

Tina Jacobsen, CFA

Investor Relations

(760) 494-6790

investorrelations@atecspine.com

Company Contact:

J. Todd Koning

Chief Financial Officer

Alphatec Holdings, Inc.

investorrelations@atecspine.com